Exhibit 99.2

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT, Inc. Announces a New $500 Million Multi-Currency Credit Facility

LADERA RANCH, Calif., – March 17, 2021 – SmartStop Self Storage REIT, Inc. (“SmartStop”) announced today that it entered into a multi-currency credit facility (the “Credit Facility”) of up to $500 million with a syndicate of banks led by KeyBank National Association, Wells Fargo, N.A., Citibank, N.A. and Bank of Montreal. The facility consists of a $250 million revolving credit facility (the “Revolver”) and a $250 million term loan (the “Term Loan”), and has an accordion feature permitting expansion of the Credit Facility up to $850 million, subject to certain conditions.

SmartStop also announced today the completion of the acquisition of Strategic Storage Trust IV, Inc. (“SST IV”) by merger (the “Merger”), in an all-stock transaction with a total value of approximately $380 million. As a result of the Merger, SmartStop acquired all of the real estate owned by SST IV, consisting of 24 wholly-owned self storage facilities located across nine states and six joint venture properties in the Greater Toronto Area in various stages of lease up or development. SmartStop used the majority of net proceeds from the Credit Facility to pay off existing indebtedness, which was held by SmartStop and SST IV.

“This new facility marks another major milestone for SmartStop,” said H. Michael Schwartz, Founder and Executive Chairman of SmartStop. “We have significantly increased our access to, and lowered the cost of, our debt capital, while providing an achievable path to becoming a fully unsecured borrower. The multi-currency nature of the facility allows us to execute our growth plans both in the U.S. and across the border in Canada. The facility was 1.35x oversubscribed in the initial syndication, with sizeable commitments from eight of the largest financial institutions in the world, a testament to SmartStop as a company and our tremendous team, as well as the strength and value of our best-in-class self storage portfolio.”

The Revolver has a three-year term with a maturity date of March 17, 2024 and a one-year extension option. The Term Loan has a five-year term with a maturity date of March 17, 2026. Borrowings under the Credit Facility may be in either U.S. dollars or Canadian dollars at SmartStop’s election. Initial advances under the Term Loan bear interest at 195 basis points over 30-day LIBOR or 30-day CDOR, while initial advances under the Revolver bear interest at 200 basis points over 30-day LIBOR or 30-day CDOR. The Credit Facility is initially secured by a pledge of equity interests in certain of SmartStop’s property owning subsidiaries. SmartStop can elect to release the pledges upon the achievement of certain financial conditions, making the Credit Facility fully unsecured and resulting in a reduction in the applicable interest rate, among other changes.

KeyBanc Capital Markets, Inc. and KeyBank National Association served as Joint Lead Arranger and Administrative Agent for the credit facility. Wells Fargo Securities, LLC, Citibank, N.A. and BMO Capital Markets acted as joint lead arrangers and co-syndication agents for the credit facility. PNC Bank, National Association, Truist Bank, Barclays Bank PLC and Citizens Bank acted as Co-Documentation Agents for the credit facility.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 400 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.7 billion of real estate assets under management, including an owned and managed portfolio of 152 properties in 19 states and Toronto, Canada and comprising approximately 103,000 units and 11.6 million rentable square feet. SmartStop and its affiliates own or manage 16 operating self storage properties in the Greater Toronto Area, which total approximately 13,300 units and 1.4 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-6600

dcorak@smartstop.com